Exhibit 99.1

Opiant Pharmaceuticals Announces Pricing of Public Offering of Common Stock

SANTA MONICA, CA, September 25, 2018 – Opiant Pharmaceuticals, Inc. (NASDAQ:OPNT), a specialty pharmaceutical company developing pharmacological treatments for addictions and drug abuse, today announced the pricing of an underwritten public offering of 705,882 shares of its common stock at a public offering price of $17.00 per share. The gross proceeds from the offering, before deducting underwriting discounts and commissions and estimated offering expenses payable by Opiant, are expected to be approximately $12 million. In addition, Opiant granted the underwriter a 30-day option to purchase up to 105,882 additional shares of common stock at the public offering price, less the underwriting discounts and commissions. All of the shares in the offering are being sold by Opiant. The offering is expected to close on or about September 27, 2018, subject to customary closing conditions.

Cantor Fitzgerald is acting as sole book-running manager for the offering, with LifeSci Capital as the lead manager.

Opiant intends to use the net proceeds from the offering primarily to advance its Alcohol Use Disorder and Bulimia Nervosa clinical programs, as well as for general corporate purposes.

A shelf registration statement relating to the shares of common stock was previously filed with the Securities and Exchange Commission (the “SEC”) and declared effective on November 7, 2017. A preliminary prospectus supplement and accompanying prospectus relating to the offering were filed with the SEC on September 24, 2018. A final prospectus supplement and accompanying prospectus relating to the offering will be filed with the SEC and will be available on the SEC’s website. Copies of the prospectus supplement (when available) and accompanying prospectus may be obtained by sending a request to: Cantor Fitzgerald & Co., Attention: Capital Markets, 499 Park Ave., 6th Floor, New York, New York 10022, or by e-mail at prospectus@cantor.com.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any of these securities, nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Opiant Pharmaceuticals, Inc.
Opiant Pharmaceuticals, Inc. is a specialty pharmaceutical company developing pharmacological treatments for addictions and drug overdose. The National Institute on Drug Abuse, a component of the National Institutes of Health, describes addictive disorders as chronic relapsing brain diseases which burden society at both the individual and community levels. With its innovative opioid antagonist nasal delivery technology, Opiant is positioned to become a leader in these treatment markets. Opiant's first drug overdose product, NARCAN® Nasal Spray, is approved for marketing in the U.S. and Canada by its commercialization partner, Adapt Pharmaceuticals.

Exhibit 99.1

Forward-Looking Statements
This press release contains forward-looking statements. These statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed, implied or inferred by these forward-looking statements, and among other things, whether or not we will be able to consummate the offering of common stock described herein, including due to the satisfaction of customary closing conditions and prevailing market conditions, the anticipated use of the proceeds of the offering which could change as a result of market conditions or for other reason, our ability to maintain cash balances and successfully commercialize or partner our product candidates currently under development. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "could," "would," "expects," "plans," "intends," "anticipates," "believes," "estimates," "predicts," "projects," "potential," or "continue" or the negative of such terms and other comparable terminology. These statements are only predictions based on our current expectations and projections about future events. You should not place undue reliance on these statements. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors. Additional factors that could materially affect actual results can be found in our Form 10-KT for the transition period August 1 to December 31, 2017 and Form 10-Qs for the periods ended March 31, 2018 and June 30, 2018 filed with the Securities and Exchange Commission on March 7, 2018, May 8, 2018 and August 9, 2018, respectively, including under the caption titled "Risk Factors." These and other factors may cause our actual results to differ materially from any forward-looking statement. We undertake no obligation to update any of the forward-looking statements after the date of this press release to conform those statements to reflect the occurrence of unanticipated events, except as required by applicable law.

CONTACTS:
Dan Ferry
Managing Director
LifeSci Advisors, LLC
Daniel@lifesciadvisors.com
(617) 535-7746